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CUSIP No. 33761Q102                   13G                      Page 1 of 9 pages


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO.          5       )*
                                      -----------------


                             FIRSTFED BANCORP, INC.
                             ----------------------
                                (Name of Issuer)

                     COMMON STOCK PAR VALUE $.01 PER SHARE
                     -------------------------------------
                         (Title of Class of Securities)


                                   33761Q102
                                   ---------
                                 (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 33761Q102              13G                        Page 2  of  9 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AmSouth Bancorporation
        No. 63-0591257

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

               N/A

        5  SOLE VOTING POWER

               N/A

        6  SHARED VOTING POWER

               N/A

        7  SOLE DISPOSITIVE POWER

               N/A

        8  SHARED DISPOSITIVE POWER

               N/A

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               N/A

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               N/A

12 TYPE OF REPORTING PERSON*

               HC

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 33761Q102              13G                        Page 3  of  9 Pages


1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AmSouth Bank
        No. 63-0935103

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [_]

                                                                (b) [_]

3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

               Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

               N/A

        5  SOLE VOTING POWER

               N/A

        6  SHARED VOTING POWER

               N/A

        7  SOLE DISPOSITIVE POWER

               N/A

        8  SHARED DISPOSITIVE POWER

               N/A

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               N/A

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               N/A

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               N/A

12 TYPE OF REPORTING PERSON*

               BK

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 33761Q102              13G                        Page  4  of  9 Pages

                                AMENDMENT NO. 5
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                      ON BEHALF OF AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK

         Report for the Calendar Year Ended December 31, 1997

   Item 1(a)   Name of Issuer:
   ---------

               FirstFed Bancorp, Inc.

   Item 1(b)   Address of Issuer's Principal Executive Offices:
   ---------

               1630 Fourth Avenue, North
               Bessemer, Alabama 35020

   Item 2(a)   Name of Persons Filing:
   ---------

               AmSouth Bancorporation
               AmSouth Bank

   Item 2(b)   Address of Principal Business Office:
   ---------

               AmSouth Bancorporation
                  AmSouth/Sonat Tower
                  1900 Fifth Avenue North
                  Birmingham, Alabama 35203

               AmSouth Bank
                  AmSouth/Sonat Tower
                  Birmingham, Alabama 35203

   Item 2(c)   Citizenship:
   ---------

               AmSouth Bancorporation is a Delaware corporation. AmSouth Bank is a a bank organized under the laws of the State of Alabama.

   Item 2(d)   Title of Class of Securities:
   ---------

               Common stock, par value $.01 per share

   Item 2(e)   CUSIP Number:  33761Q102
   ---------

   Item 3      If this Statement is filed pursuant to Rules 13d-1(b) or
   ------
               13d-2(b), check whether the person filing is a:

               (a)    [_]    Broker or Dealer registered under Section 15 of the
                             Act
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CUSIP No. 33761Q102                    13G                  Page 5 of 9 Pages


          (b) [X]   Bank as defined in Section 3(a)(6) of the Act

          (c) [_]   Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [_] Investment Company registered under Section 8 of the Investment Company Act

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

          (g) [X] Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

          (h) [_]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4    Ownership
------

          Amount Beneficially Owned:

          Not Applicable. This Statement is being filed to report that the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities.

Item 5    If this Statement is being filed to report the fact that as of the
------
          date hereof the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities, check the following: [X]

Item 6    Ownership of More than Five Percent on Behalf of Another Person
------
          N/A

Item 7    Identification and Classification of the Subsidiary Which Acquired the
------
          Security Being Reported on by the Parent Holding Company

          See Exhibit 1.

Item 8    Identification and Classification of Members of the Group
------
          Not applicable.

Item 9    Notice of Dissolution of Group
------

          Not applicable.

Item 10   Certification
-------
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CUSIP No. 33761Q102                    13G                  Page 6 of 9 Pages

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     Signatures:
     -----------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

     February 13, 1998
     --------------------
     Date

     AMSOUTH BANCORPORATION


     By:   /s/ Carl L. Gorday
           ------------------
           Signature

     Carl L. Gorday, Assistant Secretary
     -----------------------------------
     Name/Title
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CUSIP No. 33761Q102                    13G                  Page 7 of 9 Pages

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



     February 13, 1998
     ------------------
     Date


     AMSOUTH BANK


     By:  /s/ Carl L. Gorday
          ------------------
         Signature


     Carl L. Gorday, Vice President
     ------------------------------
     Name/Title
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CUSIP No. 33761Q102                    13G                  Page 8 of 9 Pages

                                   EXHIBIT 1
                                      TO
                                AMENDMENT NO. 5
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK


               Report for the Calendar Year Ended December 31, 1997


               The securities covered by this Statement are held in a fiduciary capacity by the following subsidiary of AmSouth Bancorporation, which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of Schedule 13G:


                                 AmSouth Bank
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CUSIP No. 33761Q102                    13G                  Page 9 of 9 Pages

                                   EXHIBIT 2
                                      TO
                                AMENDMENT NO. 5
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK

               Report for the Calendar Year Ended December 31, 1997


               The undersigned, AmSouth Bancorporation and AmSouth Bank, hereby agree that the foregoing Statement on Schedule 13G is filed on behalf of each of them.


                    AMSOUTH BANCORPORATION


                    By:   /s/ Carl L. Gorday
                          -----------------------------------
                          Carl L. Gorday, Assistant Secretary


                    AMSOUTH BANK


                    By:   /s/ Carl L. Gorday
                          -----------------------------------
                          Carl L. Gorday, Vice President